Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 13, 2007 (except for information with respect to the initial public offering discussed in Note 1, as to which the date is October 18, 2007) in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Del Frisco's Restaurant Group, LLC (formerly LSF5 Wagon Investments, LLC) dated October 22, 2007.

/s/ Ernst & Young LLP

Kansas City, Missouri
October 18, 2007